QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

For Immediate Release

American Science and Engineering, Inc. Announces Earnings Expectations For
Fourth Quarter FY 2003

BILLERICA, Mass.—April 29, 2003—American Science and Engineering, Inc. (AMEX: ASE) announced today that it expects to report revenues of approximately $12,000,000 for the fourth quarter ended March 31, 2003 as compared to revenues of $16,542,000 for the fourth quarter of fiscal year 2002. The Company expects that there will be a significant net loss for the quarter and for the fiscal year ending March 31, 2003.

In the previous quarter, that ended December 31, 2002, American Science and Engineering (AS&E®) reported a net loss of $1,058,000 on revenue of $17,220,000. Management will provide audited results in an earnings announcement and conference call scheduled for the last week of May.

AS&E develops and manufactures sophisticated X-ray inspection products for critical detection and security applications. These systems are solving an expanding range of inspection problems including detecting car and truck bombs, combating weapons smuggling, and imaging cargo to expose trade fraud and illegal immigration. AS&E's patented Z® Backscatter technology detects plastic explosives, illegal drugs, and other contraband, even when artfully concealed in complex backgrounds by terrorists and smugglers. AS&E's Shaped Energy™ X-ray inspection systems combine material discrimination features of Z® Backscatter imaging with the penetration capability of high-energy X-rays for dense cargoes. AS&E's High Energy Systems Division manufactures linear accelerators for a variety of applications including medical, scientific, security, electron beam curing and non-destructive testing. For more information on AS&E products and technologies, please visit AS&E's web site at http://www.as-e.com.

For more information:
Ted Owens
American Science and Engineering, Inc.
(978) 262-8700

Safe Harbor Statement

The foregoing press release contains statements concerning AS&E's financial performance, markets and business operations that may be considered ``forward-looking" under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Actual results may differ based on completion of the audit and any related audit adjustments. Additional factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions or delays in procurements of the Company's systems by the United States and other governments; disruption in the supply of any sole-source component incorporated into the AS&E's products (of which there are several); litigation seeking to restrict the use of intellectual property used by the Company; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company's products to address such threats; and the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth. These and certain other factors which might cause actual results to differ materially from those projected are more fully set forth under the caption ``Forward-Looking Information and Factors Affecting Future Performance" in the Company's Annual Report on Form 10-K for fiscal year ending March 31, 2002.

QuickLinks

For Immediate Release